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                                                                   Exhibit 10.14

                               IMMUNEX CORPORATION
                   STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS
                    AMENDED AND RESTATED ON FEBRUARY 23, 1999


SECTION 1.  PURPOSES

     The purposes of the Immunex Corporation Stock Option Plan for Nonemployee Directors (this "Plan") are to attract and retain the services of experienced and knowledgeable nonemployee directors of Immunex Corporation (the "Company") and to provide an incentive for such directors by providing an opportunity for stock ownership in the Company.

SECTION 2. SHARES SUBJECT TO THE PLAN

     Subject to adjustment in accordance with Section 6 hereof, the total number of shares of the Company's common stock (the "Common Stock") for which options may be granted under this Plan is 100,000 as such Common Stock was constituted on December 13, 1993 (the "Shares"). The Shares shall be shares currently authorized but unissued or subsequently acquired by the Company and shall include shares representing the unexercised portion of any option granted under this Plan which expires or terminates without being exercised in full.

SECTION 3. ADMINISTRATION OF THE PLAN

     The administrator of this Plan (the "Plan Administrator") shall be the Board of Directors of the Company (the "Board"). Subject to the terms of this Plan, the Plan Administrator shall have the power to construe the provisions of this Plan, to determine all questions arising hereunder and to adopt and amend such rules and regulations for the administration of this Plan as it may deem desirable.

SECTION 4. PARTICIPATION IN THE PLAN

     4.1 ELIGIBLE DIRECTORS

     Each member of the Board elected or appointed who is not otherwise an employee of the Company, any parent or subsidiary corporation, or a director appointed by American Cyanamid Company or American Home Products Corporation pursuant to the Amended and Restated Governance Agreement dated as of December 15, 1992 (an "Eligible Director") shall be eligible to participate in this Plan.

     4.2 INITIAL GRANTS

     Each Eligible Director who is elected or appointed for the first time after the date of adoption of this Plan shall automatically receive the grant of an option to purchase 10,000 Shares on the day such Eligible Director is initially elected or appointed.

     4.3 ANNUAL GRANTS

     Each Eligible Director continuing service as an Eligible Director immediately following an Annual Meeting of Shareholders shall automatically receive an option to purchase 5,000 Shares immediately following each year's Annual Meeting of Shareholders as an annual grant; provided, however, that an Eligible Director who has received an initial grant of an option to purchase 10,000 Shares on such date shall not receive an annual grant until the next Annual Meeting.

SECTION 5. OPTION TERMS

     Each option granted to an Eligible Director under this Plan and the issuance of Shares hereunder shall be subject to the following terms:

     5.1 OPTION AGREEMENT

     Each option granted under this Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Company. Each Agreement shall comply with and be subject to the terms and conditions of this Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with this Plan as may be determined by the Plan Administrator.


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     5.2 OPTION EXERCISE PRICE

     The option exercise price for an option granted under this Plan shall be the closing price, or if there is no closing price, the mean between the high and the low sale price of the Shares covered by the option on the day the option is granted on the Nasdaq Stock Market or, if no Common Stock was traded on such date, on the IMMEDIATELY preceding date on which Common Stock was so traded.

     5.3 VESTING AND EXERCISABILITY

     Each option granted to an Eligible Director shall vest and become exercisable in accordance with the following schedule:


   Period of Eligible Directors' Continuous Service as a
   Director With the Company From the Date the Option is         Portion of Total Option Which Is
                          Granted                                          Exercisable
---------------------------------------------------------        ---------------------------------

                 Less than twelve months                                        0%


                      Twelve months                                            20%


                    Twenty-four months                                         40%


                    Thirty-six months                                          60%


                    Forty-eight months                                         80%


                 Sixty months or greater                                       100%


     5.4 TIME AND MANNER OF EXERCISE OF OPTION

     Each option may be exercised in whole or in part at any time and from time to time; provided, however, that no fewer than 100 Shares (or the remaining Shares then purchasable under the option, if less than 100 Shares) may be purchased upon any exercise of any option hereunder and that only whole Shares will be issued pursuant to the exercise of any option.

     Any option may be exercised by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (a) in cash or by check, (b) in shares of Common Stock already owned for at least six months by the person exercising the option, valued at fair market value at the time of such exercise, or (c) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

     5.5 TERM OF OPTIONS

     Each option shall expire ten years from the date of the granting thereof, but shall be subject to earlier termination as follows:

          (a) In the event that an optionee ceases to be a director of the Company for any reason other than the death of the optionee the unvested portion of the options granted to such optionee shall terminate immediately and the vested portion of the options granted to such optionee may be exercised by him or her only within three months after the date such optionee ceases to be a director of the Company.


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          (b) In the event of the death of an optionee, whether during the optionee's service as a director or during the three month period referred to in Section 5.5(a), the unvested portion of the options granted to such optionee shall terminate immediately and the vested portion of the options granted to such optionee shall be exercisable, and such options shall expire unless exercised within twelve months after the date of the optionee's death, by the legal representatives or the estate of such optionee, by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Company or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

     5.6 TRANSFERABILITY

     During an optionee's lifetime, an option may be exercised only by the optionee. Options granted under this Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution. In addition, the Plan Administrator may permit a recipient of an option to designate in writing during the optionee's lifetime a beneficiary to receive and exercise options in the event of the optionee's death (as provided in Section 5.5(b)). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred thereby, contrary to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

     5.7 HOLDING PERIOD

     If an individual subject to Section 16 of the Exchange Act of 1934, as amended (the "Exchange Act") sells shares of Common Stock obtained upon the exercise of any option granted under this Plan within six months after the date the option was granted, such sale may result in short-swing profit recovery under Section 16(b) of the Exchange Act.

     5.8 PARTICIPANT'S OR SUCCESSOR'S RIGHTS AS SHAREHOLDER

     Neither an optionee nor the optionee's successor(s) in interest shall have any rights as a shareholder of the Company with respect to any Shares subject to an option granted to the optionee until such person becomes a holder of record of such Shares.

     5.9 LIMITATION AS TO DIRECTORSHIP

     Neither this Plan, nor the granting of an option, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an optionee has a right to continue as a director for any period of time or at any particular rate of compensation.

     5.10 REGULATORY APPROVAL AND COMPLIANCE

     The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under this Plan, or record as a holder of record of Shares the name of the individual exercising an option under this Plan, without obtaining to the complete satisfaction of the Plan Administrator the approval of all regulatory bodies deemed necessary by the Plan Administrator, and without complying, to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.

SECTION 6. CAPITAL ADJUSTMENTS

     The aggregate number and class of Shares for which options may be granted under this Plan, the number and class of Shares covered by each outstanding option and the exercise price per Share thereof (but not the total price) shall all be proportionately adjusted for any stock dividends, stock splits, recapitalizations, combinations or exchanges of shares, split-ups, split-offs, spinoffs, or other similar changes in capitalization. Notwithstanding the foregoing, if an automatic grant occurs within ninety days following any such change in capitalization, the aggregate number and class of Shares subject to such automatic grant shall be proportionately adjusted to be the same number and class of Shares that would be subject to the automatic grant had it been outstanding immediately prior to the date of such change in capitalization. Upon the effective date of a dissolution or liquidation of the Company, or of a reorganization, merger or consolidation of the Company with one or more corporations that results in more than 70% of the outstanding voting shares of the Company being owned by one or more affiliated corporations or other affiliated entities, or of a transfer of all or substantially all the assets or more than 70% of the then outstanding shares of the Company to another corporation or other entity, this Plan and all options granted


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hereunder shall terminate. In the event of such dissolution, liquidation, reorganization, merger, consolidation, transfer of assets or transfer of stock, each optionee shall be entitled, for a period of twenty days prior to the effective date of such transaction, to purchase the full number of shares under his or her option which he or she otherwise would have been entitled to purchase during the remaining term of such option.

     Adjustments under this Section 6 shall be made by the Plan Administrator, whose determination shall be final. In the event of any adjustment in the number of Shares covered by any option, any fractional Shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full Shares resulting from such adjustment.

SECTION 7. EXPENSES OF THE PLAN

     All costs and expenses of the adoption and administration of this Plan shall be borne by the Company; none of such expenses shall be charged to any optionee.

SECTION 8. COMPLIANCE WITH RULE 16B-3

     It is the intention of the Company that this Plan comply in all respects with the requirements for a "formula plan" within the meaning attributed to that term for purposes of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act. Therefore, if any Plan provision is later found not to be in compliance with such requirements, that provision shall be deemed null and void, and in all events this Plan shall be construed in favor of its meeting such requirements.

SECTION 9. TERMINATION AND AMENDMENT OF THE PLAN

     The Board may amend, terminate or suspend this Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify this Plan as a formula plan for purposes of Rule 16b-3 under Section 16(b) of the Exchange Act, no amendment may be made more than once every six months that would change the amount, price, timing or vesting of the options, other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder; provided further that no amendment that would
(a) increase the number of Shares that may be issued under this Plan, or (b) otherwise require shareholder approval under any applicable law or regulation shall be made without the approval of the Company's shareholders.

SECTION 10. DURATION

     This Plan shall continue in effect until December 13, 2003 unless it is sooner terminated by action of the Board or the Company's shareholders, but such termination shall not affect the terms of any then-outstanding options.

     Adopted by the Company's Board of Directors on December 13, 1993 and approved by the Company's shareholders on April 27, 1994. Amended and restated by the Board on February 13, 1997. Amended and restated by the Board on February 23, 1999.



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